Exhibit 99.1

Silexion Therapeutics Successfully Completes Toxicology Studies for SIL204, Next-Generation
RNA Silencing Therapy, Ahead of Phase 2/3 Clinical Trial in Pancreatic Cancer

Successful completion of two-species toxicology studies confirms no systemic organ toxicity, advancing the Company towards its  planned regulatory submissions to Israel and Germany

Company remains on track to initiate Phase 2/3 clinical trial in locally advanced pancreatic cancer in Q2 2026

Grand Cayman, Cayman Islands, November 25, 2025 -- Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage biotechnology company developing RNA interference (RNAi) therapies for KRAS-driven cancers, today announced the successful completion of toxicology studies for SIL204, the Company's next-generation RNA silencing (siRNA) therapy targeting mutated KRAS oncogenes, ahead of its planned Phase 2/3 clinical trial in locally advanced pancreatic cancer (LAPC).

SIL204 was engineered as a next-generation siRNA therapy targeting mutant KRAS oncogenes to abolish expression of mutated KRAS proteins, which drive aggressive cancers. Designed for enhanced cellular delivery, stability, and broad antitumor activity, SIL204 has shown positive preclinical data demonstrating significant inhibition of cancer cell growth in vitro across a broad range of KRAS mutated cell lines and has shown positive anti-tumor activity in pancreatic cancer sites following systemic administration. The compelling positive preclinical evidence supporting SIL204's potential efficacy in treating aggressive cancers is now further strengthened by the recently completed toxicology study package. Conducted in two species, these toxicology studies confirmed that administration of SIL204 does not lead to systemic organ toxicity, advancing Silexion's plans to initiate clinical trial sites for a Phase 2/3 trial in LAPC.

Ilan Hadar, Chairman and Chief Executive Officer of Silexion, commented: "Results from the toxicology studies have cleared us to maintain our planned timelines to initiate SIL204's Phase 2/3 clinical trial in pancreatic cancer. We have recently secured our CRO partner for the trial and continue to prepare regulatory submissions to both Israel's Ministry of Health and Germany's Health Authority (BfArM). SIL204's preclinical package has shown remarkable potential as a cancer treatment, offering an innovative modality - stopping mutated, cancer-driving proteins before they are expressed. We are eager to prove this potential in the clinic and bring SIL204 to patients who could benefit from this treatment. We remain on track to initiate the first stage of SIL204's advanced clinical development in the second quarter of 2026."

Dr. Mitchell Shirvan, Chief Scientific and Development Officer of Silexion, added: "We are highly encouraged by the favorable safety results, which support our unique integrated treatment regimen approach to treating this disease that currently has no solution for its extremely high mortality rate. We believe our integrated approach which combines administering both intratumorally and systemically, combined with our innovative platform for disrupting communication between the KRAS oncogene and tumor cells, holds great promise for improving survival in these patients with a reasonable quality of life.”

About Silexion Therapeutics:
Silexion Therapeutics is a pioneering clinical stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers which have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product which showed a positive trend in comparison to the control of chemotherapy alone. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology, and further developing its lead product candidate for locally advanced pancreatic cancer. For more information please visit: https://silexion.com

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion's business strategy, the implications of the completed toxicology studies for SIL204, the timing of the planned initiation of a Phase 2/3 clinical trial, SIL204's potential efficacy and safety profile, and the overall therapeutic potential of SIL204 for treating locally advanced pancreatic cancer, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion's ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed by the Company with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact:
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Contact:
Arx Investor Relations
North American Equities Desk
silexion@arxhq.com